Exhibit 5.1

May 24, 2022	Michele D. Vaillancourt Direct Dial: (612) 604‑6681 Direct Fax: (612) 604‑6881 mvaillancourt@winthrop.com

Autoscope Technologies Corporation

1115 Hennepin Avenue

Minneapolis, Minnesota 55403

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Autoscope Technologies Corporation, a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable by the Company under the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan, as approved by the Company’s Board of Directors on February 17, 2022 and by the Company’s shareholders on May 10, 2022 (the “Plan”).  Furthermore, attached to each Share that becomes outstanding is one right to purchase a fraction of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”). The Rights were established pursuant to the Amended and Restated Rights Agreement dated as of July 21, 2021 among the Company, Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), and, solely with respect to Section 37 thereof, Image Sensing Systems, Inc. (the “Original Rights Agreement”), and the Certificate of Designation of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Certificate of Designation”) included in the Company’s “Articles” (as defined below).  The Original Rights Agreement was amended pursuant to a First Amendment to Rights Agreement dated as of March 1, 2022 between the Company and the Rights Agent (the “Amendment”).  (The Original Rights Agreement, as amended by the Amendment, is referred to in this letter as the “Rights Agreement.”)

In so acting, we have examined and relied upon the original or a copy, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation in effect as of the date hereof (the “Articles”); (iii) the Company’s Bylaws in effect as of the date hereof (the “Bylaws”); (iv) the Officer’s Reliance Certificate dated May 20, 2022, including all exhibits thereto; (v) a Certificate of Good Standing dated as of May 20, 2022 issued by the Secretary of State of the State of Minnesota; and (vi) such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinion set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (i) the legal capacity of each natural person to take all actions required of each such person in connection with the Registration Statement and the registration, issuance and sale of the Shares; (ii) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a duplicate or a certified or conformed copy, and the authenticity of the original of each document received by us as a duplicate or a certified or conformed copy;

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(iii) as to matters of fact, the truthfulness, accuracy and completeness of the information, representations and warranties of the Company made in the Registration Statement and in the records, documents, instruments, certificates and statements we have reviewed; (iv) the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) that there has been no undisclosed waiver of any right, remedy or provision contained in such documents. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations of officers or directors of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)The Shares issuable under the Plan have been duly authorized and, when issued by the Company and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and

(2)When issued in accordance with the Rights Agreement and the Certificate of Designation, the Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinions set forth above is subject to the following exceptions, limitations and qualifications:

We express no opinion as to (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law; or (e) the validity or enforceability of any choice of law provision.  Moreover, in rendering our opinion no. 2 above, we have assumed that the Board of Directors of the Company acted in a manner consistent with its fiduciary duties in adopting the Rights Agreement, and that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a valid and binding obligation of the Rights Agent.  Furthermore, our opinion no. 2 does not address whether a court might hold that the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  In addition, our opinion no. 2 addresses the Rights, the Rights Agreement and the Certificate of Designation in their entirety, and it is subject to the qualification that certain provisions of the Rights and Rights Agreement may be unenforceable.  Our opinion no. 2 does not address whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

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This opinion is rendered solely in connection with the filing of the Registration Statement, it is being furnished at the request of the Company and in accordance with the requirements of Item 8 of Form S‑8 and Item 601(b)(5) of Regulation S‑K promulgated under the Securities Act in connection with the Registration Statement, and it is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.  This opinion does not constitute such prior written consent.

We are members of the Bar of the State of Minnesota.  We express no opinion as to the effect of any laws other than the laws of the State of Minnesota, the MBCA and the federal laws of the United States of America, each as in effect on the date hereof.

This opinion speaks only at and as of its date, it is based solely on the facts and circumstances known to us at and as of such date, and it is limited to the matters expressly set forth herein.  No opinion is to be implied or may be inferred beyond the matters expressly stated.  We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/ Winthrop & Weinstine, P.A.

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